Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 333-229486, 333-228054 and 333-238731) and on Form S-8 (Nos. 333-229163 and 333-248479) of CollPlant Biotechnologies Ltd. of our report dated April 1, 2020 relating to the financial statements, which appears in this Form 20-F.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
March 26, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Pwc Israel, 146 Derech Menachem Begin St. Tel-Aviv 6492103,

P.O Box 7187 Tel-Aviv 6107120 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity